Exhibit 10.3

J. CREW GROUP, INC.
2017 Tranformation incentive PLAN

Section 1.  Purpose

The purpose of the Transformation Incentive Plan (the “Plan”) is to promote the interests of J.Crew Group, Inc. and its subsidiaries (the “Company”) by providing select associates of the Company with incentive to assist the Company in meeting and exceeding the goals of its new 2017 transformation initiative (the “Transformation Initiative”).

Section 2.  Administration

(a)The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.

(b)The Committee may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan.  The Committee shall have the authority to interpret the Plan in its absolute discretion.  Each interpretation made or action taken by the Committee pursuant to the Plan shall be final and conclusive for all purposes and binding upon all Participants (as defined in Section 3) or former Participants and their successors in interest.  The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

(c)Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination in connection with the Plan made in good faith, except for willful misconduct or as expressly provided by statute, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

Section 3.  Eligibility

Awards may be granted only to associates of the Company who are selected for participation in the Plan by the Committee.  A qualifying associate selected by the Committee to participate in the Plan shall be a “Participant” in the Plan. Participation in the Plan shall be in addition to participation, if any, in the Company’s Annual Incentive Plan (the “AIP”).

Section 4.  Bonus Pool

(a)The bonus pool from which Awards shall be paid (the “Transformation Bonus Pool”) shall be funded with ten percent (10%) of the Transformation EBITDA (as defined below); provided, however that payment of Awards under the Plan shall only occur when the Company has realized a minimum value of $60,000,000 in Transformation EBITDA directly attributable to the Transformation Initiative (the “Threshold Value”). For purposes of this Plan, “Transformation EBITDA” shall mean that portion of the Company’s Adjusted EBITDA, which is realized by the Company as a direct result of the Transformation Initiative, all as determined by the Committee in its sole discretion.  For this purpose, Adjusted EBITDA will be calculated consistently with the methodology disclosed in the quarterly earnings release filed with the SEC on Form 8-K.

(b)The Threshold Value may be adjusted in good faith by the Committee to reflect the consequences of future acquisitions and dispositions or in the event of changes in GAAP.

Section 5.   Awards

The Committee may grant awards (“Awards”) to Participants with respect to performance periods established by the Committee, with the first performance period commencing on January 29, 2017 and the last performance period ending no later than February 1, 2020 (each such period to constitute a “Performance Period”), subject to the terms and conditions of the Plan.  The initial Performance Periods shall be the six fiscal months  ending on each of July 29, 2017 and February 3, 2018   At the time of grant of an Award, the Committee shall establish (a) the applicable Performance Period, (b) performance goals and objectives (“Performance Goals”) based upon individual or team targets, or both, as appropriate, for such Performance Period (such Performance Goals may, but are not required to be, the same as any performance goals provided pursuant to any award under the AIP) and (c) target awards (“Target Awards”) for each Participant, which shall be a specified percentage of the Transformation Bonus Pool.

Section 6.  Payment

(a)Certification and Payment.  Within six (6) weeks of the end of each Performance Period, the Committee shall certify, in writing, the extent to which the Transformation Bonus Pool has been funded, whether the Threshold Value has been met, and whether the Performance Goals have been achieved.  The Company shall pay Awards, in a cash lump sum, as soon as administratively practicable following certification by the Committee; provided, however, that in no event shall any Award be paid later than the date that is two and one-half months following the end of the applicable Performance Period.

(b)Discretionary Adjustment.  The Committee may, in its discretion, adjust the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant.

Section 7.  Employment Requirement

Except as may be expressly provided in an employment agreement or other written arrangement between a Participant and the Company, to be eligible to receive payment of an Award, the Participant must have remained in the continuous employ of the Company from the date of grant of the Award through the date of payment of the Award.

Section 8.  Miscellaneous Provisions

(a)No Rights to Awards or Continued Employment.  No associate of the Company shall have any claim or right to receive Awards under the Plan.  Neither the Plan nor any action taken under the Plan shall be construed as giving any associate any right to be retained by the Company.

(b)No Limits on Other Awards and Plans.  Nothing contained in this Plan shall prohibit the Company from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to associates of the Company, including any Participants.

(c)Withholding Taxes.  The Company shall deduct from all payments and distributions under the Plan any required federal, state or local governments tax withholdings.

(d)Unfunded Status of Plan.  The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan.  To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

(e)Effective Date; Amendment.  The Plan is effective as of June 12, 2017.  The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

(f)Governing Law.  The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

(g)Code Section 409A.  Each Award is intended not to be subject to Section 409A of the Internal Revenue Code (“Section 409A”) by reason of being a short-term deferral and shall be interpreted accordingly.  In the event any of the compensation or benefits provided to a Participant pursuant to this Plan would result in a violation of Section 409A (including any regulations promulgated thereunder), the Company will use its reasonable best efforts to amend the Plan in the least restrictive manner necessary in order, where applicable (i) to ensure that such compensation is not considered “nonqualified deferred compensation” for purposes of Section 409A, or (ii) to comply with the provisions of Section 409A, in each case, where possible, without any diminution in the value of the compensation or benefits to be paid or provided to the Participant pursuant to this Agreement; provided, however, that nothing in this Agreement shall require the Company to provide any gross-up or other tax reimbursement to a Participant in connection with any violation of Section 409A or otherwise.

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